                                                                EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                            LASON ACQUISITION CORP.,


                              LASON SYSTEMS, INC.,


                                      AND

                            THE STOCKHOLDERS THEREOF



                                JANUARY 17, 1995

                               TABLE OF CONTENTS
                                                                            Page

ARTICLE 1   PURCHASE AND SALE; ASSUMPTION OF CERTAIN
             LIABILITIES; CLOSING.............................................   1

     1.1    Purchase and Sale.................................................   1
     1.2    Assumption of Certain Liabilities.................................   4
     1.3    Purchase Price....................................................   4
     1.4    The Closing.......................................................   5


ARTICLE 2   TRANSITIONAL ARRANGEMENTS.........................................   5

     2.1    Seller's Name Change..............................................   5
     2.2    Employees.........................................................   5


ARTICLE 3   CONFIDENTIALITY...................................................   6

     3.1    Confidentiality Obligations of the Seller and
            the Stockholders..................................................   6
     3.2    Confidentiality Obligations of the Purchaser......................   7


ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................   7

     4.1    Organization of the Purchaser.....................................   7
     4.2    Authorization; Binding Effect; No Breach..........................   8
     4.3    Brokerage.........................................................   8
     4.4    Disclosure........................................................   8
     4.5    Accuracy on Closing Date..........................................   8


ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND
            THE STOCKHOLDERS..................................................   9

     5.1    Organization and Corporate Power..................................   9
     5.2    Authorization; Binding Effect; No Breach..........................   9
     5.3    Outstanding Stock of the Seller...................................  10
     5.4    Subsidiaries; Investments.........................................  10
     5.5    Financial Statements and Related Matters..........................  10
     5.6    Absence of Undisclosed Liabilities................................  11

     5.7    Purchased Assets.................................................  11
     5.8    Absence of Certain Developments..................................  12
     5.9    Tax Matters......................................................  13
     5.10   Contracts and Commitments........................................  15
     5.11   Proprietary Rights...............................................  17
     5.12   Certain Litigation...............................................  18
     5.13   Brokerage........................................................  18
     5.14   Insurance........................................................  19
     5.15   Employees........................................................  19
     5.16   Employee Benefits................................................  19
     5.17   Real Estate......................................................  21
     5.18   Compliance with Laws.............................................  22
     5.19   Product and Service Warranty.....................................  23
     5.20   Disclosure.......................................................  23
     5.21   Accuracy on Closing Date.........................................  24


ARTICLE 6   ACCESS TO RECORDS................................................  24


ARTICLE 7   SURVIVAL AND INDEMNIFICATION.....................................  25

     7.1    Survival of Representations and Warranties.......................  25
     7.2    Indemnification Obligations of the Seller and
            the Stockholders.................................................  25
     7.3    Indemnification Obligations of the Purchaser.....................  26
     7.4    Indemnification Procedures.......................................  27
     7.5    Treatment of Indemnification Payments............................  28
     7.6    Arbitration......................................................  28


ARTICLE 8   CLOSING DELIVERIES...............................................  30

     8.1    Deliveries to the Purchaser......................................  30
     8.2    Conditions of the Seller's Obligation............................  31


ARTICLE 9   OTHER COVENANTS..................................................  31

     9.1    Transaction Expenses.............................................  31
     9.2    Further Assurances...............................................  32
     9.3    Announcements....................................................  32
     9.4    FICA.............................................................  32

ARTICLE 10  DEFINITIONS......................................................  32

     10.1   Definitions......................................................  32
     10.2   Other Definitional Provisions....................................  36


ARTICLE 11  OTHER AGREEMENTS.................................................  37

     11.1   Remedies.........................................................  37
     11.2   Consent to Amendments............................................  38
     11.3   Successors and Assigns...........................................  38
     11.4   Governing Law....................................................  38
     11.5   Notices..........................................................  38
     11.6   Severability of Provisions.......................................  39
     11.7   Schedules and Exhibits...........................................  40
     11.8   Counterparts.....................................................  40
     11.9   No Third-Party Beneficiaries.....................................  40
     11.10  Headings.........................................................  40
     11.11  Merger and Integration...........................................  40
     11.12  Allocation of Purchase Price.....................................  40
     11.13  Acknowledgment by the Purchaser..................................  40

                               LIST OF SCHEDULES


Schedule 5.1                  -       Organization
Schedule 5.2                  -       Consents
Schedule 5.4                  -       Subsidiaries
Schedule 5.5(a)               -       Financial Disclosure
Schedule 5.6                  -       Liabilities
Schedule 5.7                  -       Assets
Schedule 5.8                  -       Developments
Schedule 5.9                  -       Taxes
Schedule 5.10(a)              -       Contracts
Schedule 5.10(e)              -       Affiliated Transactions
Schedule 5.11                 -       Proprietary Rights
Schedule 5.12                 -       Litigation
Schedule 5.13                 -       Brokerage
Schedule 5.14                 -       Insurance
Schedule 5.16                 -       Employee Benefits
Schedule 5.17                 -       Real Estate
Schedule 5.18(a)              -       Compliance
Schedule 5.18(b)              -       Permits
Schedule 5.18(c)              -       Environmental Matters
Schedule 5.19                 -       Warranties
Schedule 8.1(m)               -       Business Employees

                                LIST OF EXHIBITS


Exhibit A       -        Stockholders' Shares
Exhibit B       -        Seller's Financial Statements
Exhibit C       -        Opinions of Seller's Counsel
Exhibit D       -        Purchase Price Allocation

                      CROSS REFERENCE LIST OF DEFINITIONS



     Adverse Effect                                                   11
     Affiliate                                                        48
     Agreement                                                        48
     Assumed Liabilities                                               5
     Assumption                                                        6
     Books and Records                                                 3
     Business                                                         48
     Business Proprietary Rights                                      21
     Cash Purchase Price                                               6
     Closing Date                                                      6
     Closing                                                           6
     Code                                                             48
     Confidential Information                                          7
     Consents                                                         36
     Contracts                                                        20
     DOJ                                                              44
     Employment Agreement                                             37
     Environmental Lien                                               48
     Environmental Affiliates                                         48
     Environmental and Safety Requirements                            48
     ERISA                                                            48
     Excluded Assets                                                   4
     Excluded Liabilities                                              5
     Financial Statements                                             13
     FTC                                                              44
     GAAP                                                             49
     Government Entity                                                49
     HSR Act                                                          36
     Indebtedness                                                     49
     Indemnification Claim Notice                                     33
     Indemnified Party                                                33
     Indemnifying Party                                               33
     Investment                                                       49
     Knowledge                                                        49
     Latest Balance Sheet                                             13
     Lease Agreement                                                  37
     Leased Real Property                                             25
     Leases                                                           26
     Legal Requirement                                                49
     Lien                                                             50
     Loan Agreement                                                   37

     Loss                                                        50
     Officer's Certificate                                       50
     Owned Real Property                                         23
     Parties                                                      1
     PCBs                                                        48
     Permitted Real Estate Liens                                 24
     Person                                                      50
     Proceeding                                                  33
     Proprietary Rights                                          50
     Purchase Price                                               6
     Purchased Assets                                             1
     Purchaser Indemnitees                                       31
     Purchaser                                                    1
     Real Estate                                                  2
     Sale                                                         6
     Seller Indemnitees                                          32
     Seller                                                       1
     Stockholders                                                 1
     Subsidiary                                                  51
     Tax Return                                                  52
     Taxes                                                       51
     Transaction Documents                                       52
     Treasury Regulations                                        52

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT is made as of January 17, 1995, by and among Lason Acquisition Corp., a Delaware corporation (the "Purchaser"), Lason Systems, Inc., a Michigan corporation (the "Seller"), and the Robert A. Yanover Living Trust u/a/d May 11, 1982 (the "R. Yanover Trust"), Allen J. Nesbitt ("Nesbitt"), the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), Gregory Carey ("Carey"), Donald L. Elland ("Elland") and Richard C. Kowalski ("Kowalski" and, together with the R. Yanover Trust, Nesbitt, the J. Yanover Trust, Carey and Elland, the "Stockholders"). The Purchaser, the Seller and the Stockholders are collectively referred to herein as the "Parties." Capitalized terms used but not defined prior to their first usage herein are defined in Section 10.1. A cross reference list of defined terms is set forth after the table of contents which precedes this Agreement.

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the Seller's assets (subject to certain of the Seller's liabilities as specifically provided herein).

          NOW, THEREFORE, the Parties agree as follows:


                                   ARTICLE 1

                        PURCHASE AND SALE; ASSUMPTION OF
                          CERTAIN LIABILITIES; CLOSING

     1.1     PURCHASE AND SALE.

          (a) Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below) the Seller will sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by the Seller as of the Closing Date (as defined below), except as set forth in Section 1.1(b) below (collectively, the "Purchased Assets"), including, without limitation:

          (i) all cash and cash equivalents (including, without limitation, all bank accounts and deposits and all petty cash), notes and accounts receivable (whether current or non-current);

         (ii)    all securities and other Investments;

        (iii) all certificates of deposit, bankers' acceptances, government securities and other investments;

         (iv) all prepayments, prepaid expenses and all interests in insurance policies;

          (v) all raw materials, work-in-process, finished goods, consigned goods and other inventories and related supplies;

         (vi) all Proprietary Rights, along with all income, royalties, damages and payments due or payable (including damages and payments for past, present, or future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world, in each case together with all books, records, drawings or other indicia thereof, and in each case together with goodwill associated therewith;

        (vii) all real property, whether owned or leased, including all real property described on the attached Real Estate Schedule, and all plants, buildings and other improvements located on such owned or leased property, and all easements, licenses, rights of way, permits and all appurtenances to such owned or leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Estate");

       (viii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned or occupied by the Business or in any warehouse where any of the properties or assets associated with the Business may be situated;

          (ix) all leasehold improvements and all owned or leased machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture, wherever located, including all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Seller or used in connection with the Real Estate or otherwise in connection with the Business;

          (x) all rights existing under contracts, leases, insurance policies, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, memberships, certificates, approvals or other similar rights
     and all other agreements, arrangements and understandings; (xi)    the
     right to receive and retain mail, accounts and notes receivable payments and other communications and collections (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable and other payments), other than with respect to the Excluded Assets;

          (xii) all lists and records pertaining to customers, suppliers, distributors, personnel and agents and all other files, documents, correspondence, plats, architectural plans, drawings and specifications, computer programs and business records of every kind and nature, in each case whether evidenced in writing, electronically (including by computer) or otherwise (the "Books and Records");

          (xiii) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) used in advertising and promotional materials and all other printed or written materials;

          (xiv) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature, other than with respect to the Excluded Assets;

          (xv) all goodwill as a going concern and all other intangible properties;

          (xvi) all advertising, marketing and promotional materials and all other printed or written materials;

         (xvii) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from all Government Entities and other permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such Government Entities or other permitting, licensing, accrediting and certifying agencies;

        (xviii)   all certifications, ratings, listings and similar rights or benefits obtained from any product certification organization; y

          (xix) the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing Date;

           (xx) the names "Lason Systems, Inc.," "Laser Maintenance" and "Diversitec Image Technology", and all derivatives thereof; and

          (xxi) except as specified in Section 1.1(b), all other property owned by the Seller, or in which it has an interest, on the Closing Date.

     (b) Excluded Assets. Notwithstanding Section 1.1(a), the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

          (i) qualifications to do business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books and other documents relating to the organization, maintenance and existence of the Seller as a corporation (which books and other documents will not constitute part of the Books and Records);

          (ii)    that certain Sea Ray boat docked at St. Clair Shores,
     Michigan; and

         (iii) the Seller's rights under or pursuant to this Agreement or under any other agreement between the Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement.

     1.2    ASSUMPTION OF CERTAIN LIABILITIES.

            (a) Assumed Liabilities. Subject to Section 1.2(b), as additional consideration for the Purchased Assets, at the Closing the Purchaser will assume all of the Assumed Liabilities. The "Assumed Liabilities" are all liabilities of the Seller as of the Closing Date other than (i) the Seller's outstanding liabilities and obligations to Comerica Bank, N.A. pursuant to the Revolving Credit Agreement dated September 29, 1994 between the Seller and Comerica Bank, N.A. (it being understood that the Seller's liabilities under the Comerica Leases will be Assumed Liabilities), and (ii) any liability of the Seller which is required to be disclosed, but which is not disclosed, on the attached Liabilities Schedule in order that the representations and warranties set forth in Section 5.6 be true and correct in all respects.

            (b) Excluded Liabilities. The Purchaser will not assume or become liable for, and will not be deemed to have assumed or have become liable for, any of the Seller's liabilities and obligations which is not an Assumed Liability (collectively, the "Excluded Liabilities").

     1.3 PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") will consist of (i) $28,000,000 (the "Cash Purchase Price") and (ii) the assumption by the Purchaser of the Assumed Liabilities.

     1.4 THE CLOSING. The closing of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place contemporaneously with the execution and delivery of this

Agreement. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing:

          (a) the Seller will convey to the Purchaser good title to all of the Purchased Assets, free and clear of all Liens, and deliver to the Purchaser warranty deeds, bills of sale, assignments of leases and contracts and all other instruments of conveyance which the Purchaser reasonably deems necessary or desirable to effect transfer of the Purchased Assets (the "Sale");

          (b) the Purchaser will deliver to the Seller such instruments of assumption as the Seller reasonably deems necessary in order for the Purchaser to assume the Assumed Liabilities (the "Assumption");

          (c) the Purchaser will deliver to the Seller (or, at the Seller's direction, to creditors of the Seller or other third parties), the Cash Purchase Price by wire transfer of immediately available funds; and

          (d) there will be delivered to the Purchaser and the Seller the opinions, certificates and other documents and instruments provided to be delivered to them under Article 8.

The Sale and the Assumption will be deemed to be effective as of the open of Business on the Closing Date.


                                   ARTICLE 2

                           TRANSITIONAL ARRANGEMENTS

     2.1 SELLER'S NAME CHANGE. As soon as practicable (in any event within five (5) days) after the Closing, the Seller will change its corporate name to a name which is not (and which is not confusingly similar to) "Lason Systems, Inc." in order to effect the intent of the Parties that from and after the Closing the Purchaser and its Affiliates will have the sole right as against the Seller and all other Persons to conduct Business under such name and that the Purchaser or an Affiliate of the Purchaser will commence doing so at the time of the Closing.

     2.2 EMPLOYEES. On or before the Closing Date, the Purchaser will offer employment to all Business Employees (as defined in Section 8.1(m)(vii)) commencing at the time of the Closing; provided that, except as provided in any written agreement between the Purchaser and any such Business Employee, such offer of employment will not constitute an offer of employment by the Purchaser for any minimum period of time or on any other particular terms or conditions (other than any period of time or other terms and conditions which are specified on the attached Contracts Schedule under any Contract).


                                   ARTICLE 3

                                CONFIDENTIALITY

     3.1     CONFIDENTIALITY OBLIGATIONS OF THE SELLER AND THE STOCKHOLDERS.

          (a) Confidential Treatment. From and after Closing, each of the Seller and the Stockholders will (and will use reasonable efforts to cause each of its Affiliates to) treat and hold as confidential all proprietary information concerning the conduct or affairs of the Business (the "Confidential Information"), refrain from using any Confidential Information, and, at the Purchaser's request, deliver to the Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information, and materials containing Confidential Information, which are in the Seller's, any such Stockholder's or any such Affiliate's possession; provided that, Seller may retain copies of such Confidential Information which Seller reasonably anticipates may be necessary to defend potential future claims, audits and other unknown contingencies. This Section 3.1(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by the Seller or a Stockholder or any of their Affiliates which constitutes or is the result of breach of this Section 3.1(a) or any disclosure by any such Affiliate which would constitute a breach of this Section 3.1(a) if such Affiliate were the Seller or a Stockholder) immediately prior to the time of disclosure.

          (b) Forced Disclosure. If the Seller or a Stockholder or any of their Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 3.1. If, in the absence of such a protective order or waiver, the Seller or a Stockholder or any of their Affiliates, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, the Seller and each Stockholder will use reasonable efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

          3.2     CONFIDENTIALITY OBLIGATIONS OF THE PURCHASER.

               (a) Confidential Treatment. From the date of this Agreement until the Closing, the Purchaser will (and will use reasonable best efforts to cause each of its Affiliates to) treat and hold as confidential all Confidential Information, refrain from using any Confidential Information (other than in preparation for the transactions contemplated by this Agreement), and, at the Seller's request after termination of this Agreement pursuant to Section 11.1, deliver to the Seller or destroy all tangible embodiments (and all copies) of any Confidential Information, and any materials containing Confidential Information, which are in the Purchaser's or any such Affiliate's possession. This Section 3.2(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by the Purchaser or any Affiliate of the Purchaser which constitutes or is the result of a breach of this Section 3.2(a) or any disclosure by such an Affiliate which would constitute a breach of this Section 3.2(a) if such Affiliate were the Purchaser) immediately prior to the time of disclosure.

               (b) Forced Disclosure. If the Purchaser or any Affiliate of the Purchaser is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information prior to the Closing, the Purchaser will notify the Seller promptly of such request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this Section
     3.2. If, in the absence of such a protective order or waiver, the Purchaser or any Affiliate of the Purchaser, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, the Purchaser will use reasonable efforts to ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.


                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          As a material inducement to the Seller and the Stockholders to enter into this Agreement, the Purchaser hereby represents and warrants that:

          4.1 ORGANIZATION OF THE PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents.

          4.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Purchaser's execution, delivery and performance of each Transaction Document to which the Purchaser is a party has been duly authorized by the Purchaser. Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and will not:

          (i) conflict with or result in a breach of the terms, conditions or provisions of,

          (ii) constitute a default under,

          (iii) result in a violation of, or

          (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to,

     the charter or bylaws of the Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which the Purchaser or any of its assets is subject.

          4.3 BROKERAGE. There is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon the Purchaser.

          4.4 DISCLOSURE. Neither this Article 4 nor any certificate or other item delivered to the Seller by or on behalf of the Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

          4.5 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 4 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by the Transaction Documents and (b) to the extent that such representation or warranty by its terms expressly relates solely to an earlier date. The Purchaser has no Knowledge of any breach of any representation or warranty of the Seller or the Stockholders set forth in
     Article 5.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                        THE SELLER AND THE STOCKHOLDERS

     As a material inducement to the Purchaser to enter into this Agreement, the Seller and the Stockholders hereby represent and warrant that:

     5.1 ORGANIZATION AND CORPORATE POWER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to do Business in each jurisdiction in which its ownership of property or conduct of Business requires it to so qualify, except to the extent that the failure of the Seller to be so qualified could not reasonably be expected to have a materially adverse effect on the Sale, the Purchased Assets, the Assumption, the Assumed Liabilities or the financial condition, operating results, assets, business prospects or employee, customer or supplier relations of the Business, or the ability of the Seller or either Stockholder to perform its obligations under any Transaction Document (an "Adverse Effect"). The Organization Schedule attached hereto lists every jurisdiction where the Seller is duly qualified to do business. The Seller has the requisite corporate power necessary to own and operate its properties, carry on the Business and enter into, deliver and carry out the transactions contemplated by the Transaction Documents. Each of the Stockholders has the requisite power and capacity to enter into, deliver and carry out the transactions contemplated by the Transaction Documents.

     5.2 AUTHORIZATION; BINDING EFFECT; NO BREACH. The Seller's execution, delivery and performance of each Transaction Document to which the Seller is a party has been duly authorized by the Seller. Each Transaction Document to which the Seller or any Stockholder is a party constitutes a valid and binding obligation of such Person which is enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the attached Consents Schedule, the execution, delivery and performance of the Transaction

     Documents to which the Seller or any Stockholder is a party do not and will not:

          (i) conflict with or result in a breach of the terms, conditions or provisions of,

          (ii) constitute a default under,

          (iii) result in the creation of any Lien upon any of the Purchased Assets or any other asset or property of such Person under,

          (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of such person under,

          (v) result in a violation of, or

          (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to,

     the charter or bylaws of the Seller or any agreement, instrument or other document, or any Legal Requirement, to which the Seller, any Stockholder or any of the Seller's or such Stockholder's assets is subject. Without limiting the generality of the foregoing, neither the Seller, the Stockholders nor any of their Affiliates has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly, to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Purchased Assets, or any substantial portion thereof (other than the sale of Seller's products in the ordinary course of the Business), to any Person other than the Purchaser, and none of the Seller, the Stockholders and any of their Affiliates has entered into any agreement, nor is any such Person bound by any obligation of any kind whatsoever, to issue any capital stock of the Seller to any Person.

          5.3 OUTSTANDING STOCK OF THE SELLER. All of the issued and outstanding shares of the Seller have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Stockholders in the amounts set forth in Exhibit A.

          5.4 SUBSIDIARIES; INVESTMENTS. The Seller does not own or hold, or own or hold any rights to acquire, any capital stock or any other security, interest or Investment in any other Person other than investments which constitute cash or cash equivalents. Except as set forth on the attached Subsidiaries Schedule, the Seller has not had a Subsidiary during the last five (5) years. The Seller has acquired (by merger or purchase) all of the assets and properties of Laser Maintenance, Inc. and Diversitec Image Technology, Inc., which were Affiliates of the Seller.

          5.5     FINANCIAL STATEMENTS AND RELATED MATTERS.

               (a) Financial Statements. Attached to this Agreement as Exhibit B are: (i) the audited balance sheets of the Seller as of December 31, 1991, December 31, 1992 and December 31, 1993, and the audited related statements of income and cash flows for the respective 12-month periods then ended, and (ii) the unaudited balance sheet of the Seller as of November 30, 1994 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the fiscal year then ended (collectively, the "Financial Statements"). Except as set forth on the attached Financial Disclosure Schedule, each of the Financial Statements (including in all cases the notes thereto, if any) presents fairly in all material respects the financial condition and results of operations of the Seller, is consistent with the books and records of the Seller (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP, consistently applied.

               (b) Receivables. The notes and accounts receivable which are part of the Purchased Assets will be valid receivables, will be current assets, and will be subject to no valid counterclaims or setoffs, and will be collectible in full within 270 days after the Closing at the aggregate amount recorded on the Seller's books and records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

          5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the attached Liabilities Schedule, as of the Closing Date, the Seller will not have any liability (whether accrued, absolute, con-tingent, unliquidated or otherwise, whether or not known to the Seller, whether due or to become due, and regardless of when asserted) other than:
     (a) the liabilities set forth on the Latest Balance Sheet (including the notes thereto), (b) current liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of the Business and consistent with the Seller's past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (c) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement, and (iv) other liabilities which have arisen in the ordinary course of business and do not exceed $100,000 in the aggregate.

          5.7     PURCHASED ASSETS.  Except as set forth on the attached Assets
     Schedule:

               (a) the Purchased Assets constitute all of the assets and rights (other than the Excluded Assets) which are necessary for the conduct of the Business as currently conducted;

               (b) the Seller has good and marketable title to, or (as indicated on the attached Assets Schedule) a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired by it since the date of the Latest Balance Sheet, in each case free and clear of all Liens, other than (i) properties and assets disposed of in the ordinary course of the Business and consistent with its past practice since the date of the Latest Balance Sheet, (ii) Liens granted in favor of Comerica Bank, N.A. which will be released contemporaneously with the Closing, (iii) any Lien granted to Comerica Bank, N.A., pursuant to a Comerica Lease on property leased by the Seller (as lessee) pursuant to such Comerica Lease, and (iv) Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

               (c) to the best of the Seller's and each Stockholder's Knowledge, the Seller's equipment and other tangible assets are in normal working order and repair and fit for use in the ordinary course of the Business, subject only to the provision of usual and customary maintenance provided in the ordinary course of the Business with respect to equipment and tangible assets of like age and construction.

         5.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no event or occurrence which has had, or which could be expected to have, an Adverse Effect. Without limiting the generality of the preceding sentence, since the date of the Latest Balance Sheet, the Seller has conducted the Business in, and the Seller has not taken any action with respect to the Business other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with all Legal Requirements and the Seller's past custom and practice. Without limiting the generality of the preceding sentences, except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, the Seller has not:

                 (a) engaged in any activity which has resulted in (i) any acceleration or delay of the collection of its accounts or notes receivable,
(ii) any acceleration or delay in the payment in its accounts payable or (iii) any increase or decrease in its purchases of products or services, in each case as compared with its custom and practice in the conduct of the Business immediately prior to the date of the Latest Balance Sheet;

                 (b) discharged or satisfied any Lien or paid any obligation or liability which would not constitute an Assumed Liability if it were unpaid on the Closing Date, other than current liabilities paid in the ordinary course of the Business and consistent with the Seller's past practice;

                 (c) mortgaged or pledged any Purchased Asset or subjected any Purchased Asset to any Lien;

                 (d) sold, assigned, conveyed, transferred, permitted to lapse, canceled or waived any property, tangible asset, Proprietary Right or other intangible asset or right which, if it were held by the Seller on the Closing Date, would constitute a Purchased Asset, other in the ordinary course of the Business and consistent with the Seller's past practice;

                 (e) disclosed any Confidential Information to any Person other than the Purchaser and the Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

               (f) waived any right other than in the ordinary course of the Business or consistent with the Seller's past practice;

               (g) made commitments for capital expenditures which, in the aggregate, would exceed $25,000;

               (h) made any loan or advance to, or guarantee for the benefit of, or any Investment in, any other Person;

               (i) granted any bonus or any increase in wages, salary or other compensation to any employee, other than any increase in wages or salaries granted to an employee other than the Stockholders in the ordinary course of the Business and consistent with the Seller's past practice granted to any employee;

               (j) made any charitable contributions in excess of $10,000 in the aggregate;

               (k) suffered damages, destruction or casualty losses which, in the aggregate, exceed $10,000 (whether or not covered by insurance) to any Purchased Asset or any other property or asset which, if it existed and was held by the Seller on the Closing Date, would constitute a Purchased Asset;

               (l) received any indication from any material supplier of the Seller to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Seller (or to the Purchaser, if the Sale is consummated), or received any indication from any material customer of the Seller to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from the Seller (or from the Purchaser, if the Sale is consummated);

               (m) engaged in any activity which would accelerate or delay the collection of its accounts or notes receivable, accelerate or delay the payment of its accounts payable, other than in the ordinary course of the conduct of the Business,

               (n) entered into any transaction other than in the ordinary course of the Business and consistent with the Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the Business, which could be expected to have an Adverse Effect; or

               (o) agreed to do any act described in any of clauses 5.8(a) through (n).

          5.9   TAX MATTERS.  Except as set forth in the attached Taxes
     Schedule:

               (a) the Seller has filed all Tax Returns and other reports which it was required to file and each such return or other report was correct and complete in all respects, and the Seller has paid all Taxes due and owing by it (whether or not shown on any Tax Return or other report) and has withheld and paid over all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party;

               (b) the Seller has not been a member of an affiliated group other than one in which the Seller was the common parent, or filed or been included in a combined, consolidated or unitary Tax Return, other than one filed by the Seller;

               (c) no Tax audits are pending or being conducted with respect to the Seller;

               (d) there are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax;

               (e) no information related to Tax matters has been requested by any Taxing authority and the Seller has not received notice indicating an intent to open an audit or other review from any Taxing authority;

               (f) there are no unresolved disputes or claims concerning the Seller's Tax liability;

               (g) no claim has ever been made by any jurisdiction in which the Seller does not file Tax Returns to the effect that the Seller is or may be subject to any Tax imposed by that jurisdiction;

               (h) a valid election to be an S Corporation (as defined in Code Section 1361(d) and the corresponding provision of Michigan state law) has been in effect with respect to the Seller at all times since its incorporation;

               (i) the Seller is not a party to any agreement that could obligate it to make any payments that would not be deductible pursuant to Code Section 280G;

               (j) the Seller will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state or local income Tax law), to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date;

               (k) the Seller has made adequate provision for Taxes payable by it for the current period and any previous period for which Tax Returns are not yet required to be filed by it;

               (l) there are no actions, suits, proceedings, investigations or claims pending or, to the best of the Seller's and each Stockholder's Knowledge, threatened against, the Seller in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Government Entity relating to Taxes, governmental charges or assessments asserted by such Government Entity;

               (m)      the Seller has not made an election pursuant to Code
     Section 341(f);

               (n) the Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency; and

               (o) the Seller is not a party to any Tax sharing or allocation agreement, and Seller does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury

     Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          5.10    CONTRACTS AND COMMITMENTS.

               (a) Contracts Schedule. Other than this Agreement or as described on the attached Contracts Schedule, the Seller is not a party to any written or oral:

               (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit, welfare or stock plan or arrangement which is not described on the attached Employee Benefits Schedule, or any contract with any labor union, or any severance agreement;

              (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis other than any oral agreement for the employment of any individual at the will of the Seller;

             (iii) contract pursuant to which the Seller has advanced or loaned funds, or agreed to advance or loan funds, to or made any other Investment in any other Person;

              (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

               (v) contract pursuant to which the Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

               (vi) contract pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by the Seller or of which the Seller is a lessee;

              (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right);

               (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of the Business and in accordance with the Seller's past practice which both (A) does not require delivery or performance after the date which is six months after the Closing Date and
     (B) does not involve a sale price of more than $25,000;

                 (ix) contract prohibiting it from freely engaging in any business anywhere in the world;

                  (x) independent sales representative or distributorship agreement with respect to the Business; or

                 (xi) any other contract which is material to the Business or involves a consideration in excess of $25,000.

          (b) Enforceability. To the best of the Seller's and each Stockholder's Knowledge, except as set forth on the attached Consents Schedule, each item described on the attached Contracts Schedule (the "Contracts") is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

          (c) Compliance. To the best of the Seller's and each Stockholder's Knowledge, the Seller has performed all obligations required to be performed by it under each Contract, and, to the best of the Seller's and each Stockholder's Knowledge, the Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. To the best of the Seller's and each Stockholder's Knowledge, no event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of the Seller pursuant to any Contract. The Seller has no present expectation or intention of not fully performing any obligation of the Seller pursuant to any Contract, and neither the Seller nor any of the Stockholders has Knowledge of any breach or anticipated breach by any other party to any Contract.

               (d) Leases. With respect to each Contract which is a lease of personal property, except as set forth on the attached Consents Schedule, the Seller holds a valid and existing leasehold interest under such lease for the term set forth with respect to such lease on the attached Contracts Schedule.

               (e) Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of the Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with the Seller (other than this Agreement) or has any material interest in any material property used by the Seller.

               (f) Copies. The Purchaser's legal counsel has been supplied with a true and correct copy of each written Contract and a correct and complete written summary of the material terms and conditions of each oral Contract, each as currently in effect.

     5.11    PROPRIETARY RIGHTS.

               (a) Schedule. The attached Proprietary Rights Schedule contains a complete and accurate list of (i) all patented or registered Proprietary Rights owned by the Seller or used in connection with the Business,
(ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of the Seller, (iii) all trade names, corporate names and unregistered trade names, trademarks and service marks owned by the Seller or used in connection with the Business, and (iv) all unregistered copyrights and computer software, in each case, the loss or absence of which could be expected to have an Adverse Effect. The attached Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by the Seller to any third party, and all licenses and other rights granted by any third party to the Seller, with respect to any Proprietary Rights.

               (b) Ownership; Claims. Except as set forth on the attached Proprietary Rights Schedule, the Seller owns and possesses all right, title and interest in and to (or, as indicated on such Schedule, has the right to use pursuant to a valid and enforceable license) all Proprietary Rights necessary or desirable for the operation of the Business as presently conducted and as presently proposed to be conducted (the "Business Proprietary Rights"), in each case free and clear of all Liens, and the Seller has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and uses. To the best of the Seller's and each Stockholder's Knowledge, the owners of the Proprietary Rights licensed to the Seller have taken all necessary actions to maintain and protect the Proprietary Rights which are subject to such licenses. Except as indicated on the attached Proprietary Rights Schedule:

               (i) there have been no claims made against the Seller asserting the invalidity, misuse or unenforceability of any Business Proprietary Right, or claims challenging the Seller's ownership of, right to maintain any registration of or right to use any Business Proprietary Right, and, to the best of the Seller's and each Stockholder's Knowledge, there are no grounds for any such claim,

              (ii) the Seller has not received any notice of (nor is it aware of any facts which indicate a likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to any Business Proprietary Right (including any demand or request that the Seller license rights from any Person),

             (iii) the conduct of the Business has not infringed or misappropriated, and does not infringe or misappropriate, any Proprietary Right of any other Person, nor would the Purchaser's conduct of the Business as presently conducted or as proposed to be conducted infringe or misappropriate any Proprietary Right of any other Person,

              (iv) to the best of the Seller's and each Stockholder's Knowledge, the Business Proprietary Rights have not been infringed or misappropriated by any other Person, and

               (v) the consummation of the transactions contemplated by this Agreement will have no adverse effect on any Business Proprietary Right.

     5.12 CERTAIN LITIGATION. Except as set forth on the attached Litigation Schedule, there is no action, suit, proceeding, order, investigation or claim pending (or, to the best of the Seller's and each Stockholder's Knowledge, threatened) against or affecting the Seller or the Business (or to the best of the Seller's and each Stockholder's Knowledge, pending or threatened against or affecting any officer, director or employee of the Seller with respect to the Business), at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by the Seller of any product or service in the course of the Business or otherwise concerning the conduct of the Business, and, to the best of the Seller's and each Stockholder's Knowledge, there is no basis for any of the foregoing.

         5.13 BROKERAGE. Except as set forth on the attached Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon the Seller or to which the Seller or any of the Purchased Assets may be subject.

         5.14 INSURANCE. The attached Insurance Schedule contains a description of each insurance policy maintained by the Seller with respect to its properties, assets or Business, and each such policy is in full force and effect. The Seller is not in default of any obligation pursuant to any insurance policy maintained by it.

         5.15    EMPLOYEES.

                (a) Continued Employment. To the best of the Seller's and each Stockholder's Knowledge, no executive or key employee of the Seller or any group of employees of the Seller has any plans to terminate employment with the Seller.

                (b) Compliance and Restrictions. The Seller has complied with all laws relating to the employment of labor, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and, to the best of the Seller's and each Stockholder's Knowledge, the Seller has no material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Seller nor any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting, or in conflict with, the Business activities as presently conducted or as proposed to be conducted.

          5.16    EMPLOYEE BENEFITS.

               (a) The attached Employee Benefits Schedule lists all Plans (as defined below) with respect to which the Seller has or is reasonably expected to have any liability or potential liability (whether or not any such plan has terminated or whether or not any such plan is or was maintained for current or former employees of the Seller or current or former employees of any current or former member of the controlled group of companies (within the meaning of Section 414 of the Code of which the Seller is or ever was a member) (the "Company Plans"). The term "Plans" means any (i) employee benefit plan (as defined in Section 3(3) of ERISA),
     (ii) employment agreement, and (iii) fringe benefit plan, program, policy or arrangement, whether or not subject to ERISA and whether or not funded.

               (b) Except as set forth on the attached Employee Benefits Schedule, the Company does not have any liability or potential liability with respect to (i) any multiemployer plan (as defined in Section 3(37) of ERISA), (ii) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code, (iii) any plan which provides health, life insurance, accident or other "welfare-type" benefits with respect to current or future retirees or current or future former employees of the Seller, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law, (iv) any plan subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or (v) any plan that obligates the Seller to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is described in Section 280G of the Code.

               (c) Except as set forth on the attached Employee Benefits Schedule, (i) each Company Plan, and all related trusts, insurance contracts and funds, has been maintained, administered and funded in accordance with its terms in all respects and is in compliance in all respects with all applicable laws and Company regulations; (ii) no transaction with respect to any of the Plans has occurred which could subject the Seller or any other individual or business entity to a penalty under any law or regulation; (iii) no non-routine actions, suits, claims, complaints, or investigations with respect to the Company Plans are pending or threatened; (iv) with respect to each Company Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued; and (v) no Company Plan has any material unfunded liabilities.

               (d) Except as set forth on the attached Employee Benefits Schedule, each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and nothing has occurred that could adversely affect the qualification of such Company Plan.

               (e) Except as set forth on the attached Employee Benefits Schedule, no underfunded defined benefit plan (as defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Code Section 414) of which the Company is or was a member during such five-year period.

               (f) Except as set forth on the attached Employee Benefits Schedule, with respect to each Company Plan, the Seller has provided Purchasers with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the two most recent actuarial reports, (iv) the two most recent financial statements, (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions), and (vi) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Company Plan that provides post-retirement or post-employment health, life insurance, accident or other "welfare-type" benefits.

          5.17    REAL ESTATE.

               (a) Owned Properties. The Seller does not own, and has never owned, any Real Property.

               (b) Leased Property. The attached Real Estate Schedule lists and describes briefly all real property leased or subleased to the Seller and all other real property which is used in the Business and not owned by the Seller (the "Leased Real Property"). The Seller has delivered to the Purchaser's special legal counsel correct and complete copies of the leases and subleases listed on the Real Estate Schedule (collectively, the "Leases"). With respect to the Livonia Lease and the Livonia Property and, to the best of the Seller's and each Stockholder's Knowledge, with respect to each other Lease and Leased Real Property:

                    (i) such Lease is legal, valid, binding, enforceable, and in full force and effect;

                   (ii) such Lease is fully assignable to the Purchaser and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Sale and the Assumption and the commencement of the operation of the Business by the Purchaser;

                  (iii) no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration of such lease or sublease;

                   (iv) no party to such Lease has repudiated any provision thereof;

                    (v) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

                   (vi) in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 5.17(b)(i) through
          (v) are true and correct with respect to the underlying lease;

               (vii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease;

               (viii) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to the Purchaser;

               (ix) all buildings, improvements and other structures located upon the Leased Real Property have received all approvals of governmental authorities, including licenses and permits, required in connection with the operation of the Business thereon and have been operated and maintained in accordance with all applicable Legal Requirements and the terms and conditions of the Leases; and

               (x) all buildings, structures and other improvements located upon the Leased Real Property, including, without limitation, all components thereof, are, to the best of the Seller's and each Stockholder's Knowledge, in normal working order and repair, subject to the provision of usual and customary maintenance in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunications, sanitary and storm sewage and other utility lines and systems serving the Leased Real Property are sufficient to enable the continued operation of the Leased Real Property in the manner currently being used in connection with the operation of the Business.

     5.18    COMPLIANCE WITH LAWS.

          (a) Generally. Except as set forth on the attached Compliance Schedule, the Seller has not violated any Legal Requirement the violation of which could be expected to have an Adverse Effect, and the Seller has not received notice alleging any such violation.

          (b) Required Permits. The Seller has complied with (and is in compliance with) all permits, licenses and other authorizations required for the occupation of the Seller's facilities and the operation of the Business. The items described on the attached Permits Schedule constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditations, waivers, approvals and the like of, to or with any Government Entity which are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Purchased Assets or the Purchaser's conduct of the Business (as it is presently conducted by the Seller) thereafter.

               (c) Environmental and Safety Matters. Without limiting the generality of Section 5.18(a) and (b), except as set forth on the attached Environmental Matters Schedule, the Seller and all Environmental Affiliates have complied (and are in compliance, in all respects) with all applicable Environmental and Safety Requirements, and neither the Seller nor any Environmental Affiliate has received any notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under any Environmental and Safety Requirement. Without limiting the generality of the preceding sentence:

                    (i) no underground storage tank, asbestos-containing material in any form or condition, or PCB-containing materials or equipment, exists at any property owned or occupied by the Seller or any Environmental Affiliate;

                    (ii) the transactions contemplated to be consummated pursuant to the Transaction Documents will not result in the imposition of any obligations under Environmental and Safety Requirements for site investigation, cleanup or notification to or consent of any government agency or third party;

                    (iii) no equipment, facts, events, conditions, conduct or methods relating to the past or present facilities, properties or operations of the Seller or any Environmental Affiliate will prevent, hinder or limit continued compliance with any Environmental and Safety Requirement, give rise to or result in any corrective, investigatory or remedial obligation pursuant to Environmental and Safety Requirements, or give rise to or result in any other liability (including any liability relating to onsite or offsite hazardous or non-hazardous substance releases, personal injury, cleanup, remediation, property damage or natural resources damage) pursuant to any Environmental and Safety Requirement; and

               (iv) no Environmental Lien has attached to any property of the Seller or any Environmental Affiliate.

          5.19 PRODUCT AND SERVICE WARRANTY. Except as set forth on the attached Warranties Schedule, all services provided by the Seller in connection with the Business, and products manufactured, serviced, distributed, sold or delivered by the Seller in connection with the Business, have been rendered, manufactured, serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No material liability of the Seller exists for replacement or other damages in connection with any such service or product except as is presently covered by applicable insurance, which insurance will remain in effect through the Closing Date.

          5.20 DISCLOSURE. Neither this Article 5 nor any schedule, attachment, written statement, document, certificate or other item supplied to the Purchaser by or on behalf of the Seller or any Stockholder with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading; provided that, neither the Seller nor any Stockholder makes any representation or warranty herein concerning the accuracy or correctness of certain financial projections of the Business which employees of the Seller may have previously supplied to the Purchaser. There is no fact which the Seller has not disclosed to the Purchaser in writing and of which any Stockholder or any officer, director or executive employee of the Seller has Knowledge (other than matters of a general economic nature) and which has had or could reasonably be expected to have an Adverse Effect.

          5.21 ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Article 5 and all information contained in any exhibit, schedule or attachment to this Agreement or in any certificate or other writing delivered by, or on behalf of, the Seller to the Purchaser will be true and correct as of the time of the Closing as though then made, except
     (a) as affected by the
transactions expressly contemplated by the Transaction Documents, and (b) to the extent that such representation or warranty by its terms expressly relates solely to an earlier date. Neither the Seller nor any Stockholder has Knowledge of any breach of any representation or warranty of the Purchaser set forth in
Article 4.


                                   ARTICLE 6

                               ACCESS TO RECORDS

     To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Party (and the other Party's agents, representatives and Affiliates) access to all business records and files concerning the Business, the Purchased Assets or the Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if either Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Business, then the other Party will cooperate, and use its best efforts to cause its Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Party's and its Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 7.2 or 7.3). No provision of this
Article 6 will be construed so as to limit the Seller's obligation to transfer to the Purchaser all Books and Records as part of the Purchased Assets.

                                   ARTICLE 7

                          SURVIVAL AND INDEMNIFICATION

         7.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

               (a) Survival Term. All representations and warranties contained herein or made in writing by any Party in connection herewith will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation made by any Party or on its behalf) and will continue in full force and effect for:

                    (i) the period prescribed by the applicable statute of limitations with respect to the substantive matters addressed therein, in the case of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 5.1, 5.2, 5.9, 5.11(b), 5.13 and (insofar as it relates to the representations and warranties set forth in the foregoing Sections of Article 5) 5.21; and

                    (ii) May 31, 1996, in the case of all other representations and warranties set forth in Article 5.

               (b) No Waiver. Neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

          7.2     INDEMNIFICATION OBLIGATIONS OF THE SELLER AND THE
     STOCKHOLDERS.

               (a) Specific Indemnifiable Losses. The Seller and the Stockholders will indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnitees") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

                    (i) (x) any item described in item (B) of the attached Employee Benefits Schedule or (y) subject to the survival provisions of Section 7.1, any misrepresentation or breach of any representation or warranty by the Seller or any Stockholder set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished to the Purchaser by the Seller or any Stockholder pursuant to any Transaction Document, provided that, neither the Seller nor any Stockholder will have any liability under this Section 7.2(a)(i) with respect to any Loss unless a claim for indemnification in respect of such Loss is asserted in a written notice given to such Person prior to the expiration of the survival of the representation or warranty in question (as specified in Section 7.1(a)) and unless and until the aggregate of all Losses resulting under this Section 7.2(a)(i) exceeds $100,000, in which event the Seller and the Stockholders will be liable for all Losses thereafter until the aggregate of all such Losses exceeds $16,000,000, after which point neither the Seller nor any Stockholder will be liable for any further Losses resulting under this Section 7.2(a)(i); or

                    (ii) any liability or obligation of the Seller or any Stockholder which is not an Assumed Liability.

     For purpose of determining whether any Loss has occurred by virtue of any misrepresentation or breach of representation or warranty regarding the Latest Balance Sheet set forth in Section 5.5(a), all overstatements, understatements and omissions with respect to the Seller's assets and liabilities will be taken into account and only the resulting net Loss will be subject to indemnification pursuant to this Section 7.2.

               (b) Joint and Several Liability. Each Stockholder will be jointly and severally liable to any Purchaser Indemnitee for any Loss incurred by such Purchaser Indemnitee under Section 7.2(a); provided that, as to any such Loss, no Designated Stockholder will be required to pay more than the amount of such Loss multiplied by the percentage specified for such Designated Stockholder on the attached Exhibit A.

          7.3 INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The Purchaser will indemnify the Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnitees") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

               (a) any misrepresentation or breach of any representation or warranty by the Purchaser set forth in this Agreement or any certificate delivered to the Seller pursuant to any Transaction Document; or

               (b)      the Assumed Liabilities.

          7.4     INDEMNIFICATION PROCEDURES.

               (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section
     7.2 or 7.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

               (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which a Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7.2 or 7.3, at its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided that before the Indemnifying Party assumes control of such defense it must first enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification.

               (c) Control of Defense: Exceptions and Related Matters. Notwithstanding Section 7.4(b):

                    (i) the Indemnified Party will be entitled to participate in the defense of such claim, subject to the Indemnifying Party's right to control the conduct of such defense and settlement of the related claim (subject to clause (c)(iii) below), and to employ counsel of its choice for such purpose at its own expense (provided that if the Indemnified Party gives the Indemnifying Party notice of the commencement of the Proceeding in question not later than the tenth business day after the Indemnified Party becomes aware of such commencement, then the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense);

                    (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if there exists an actual or potential conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; and

                    (iii) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to (A) entering into any settlement of such claim or Proceeding which would require the Indemnifying Person to pay any amount or take or refrain from taking any other action, or (B) ceasing to defend such claim or Proceeding.

     Notwithstanding anything in this Section 7.4(c) to the contrary, in the event that the Indemnifying Party is precluded from assuming control of the defense of a claim pursuant to Section 7.4(c)(ii), the Indemnified Party agrees to (i) provide the Indemnifying Party with all material information requested by such party relating to the defense of such claim, (ii) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim and (iii) use its reasonable best efforts to minimize the cost of defending such claim.

          7.5 TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to or on behalf of the Purchaser or the Seller as indemnification hereunder will be treated as adjustments to the Purchase Price. If any Tax authority asserts that an indemnification payment is not an adjustment to the Purchase Price, the Indemnifying Party will indemnify the Indemnified Party against any Tax imposed on the receipt of such indemnification payment pursuant to Section
     7.2 or 7.3, including any Tax imposed on any payment pursuant to this
     Section 7.5.

          7.6     ARBITRATION.

               (a) Generally. The Purchaser (on behalf of all Purchaser Indemnitees), and the Seller and the Stockholders (on behalf of all Seller Indemnitees), agree that the arbitration procedures described in this
     Section 7.6 will be the sole and exclusive method of resolving and remedying disputes regarding claims for indemnification and other matters arising under this Article 7 ("Disputes"); provided that nothing in this
     Section 11.18 will prohibit a Person from instituting litigation to enforce any Final Arbitration Award. Except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the "AAA Rules"), the arbitration procedures described in this Section 7.6 and any Final Arbitration Award will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Michigan from time to time.

               (b) Notice of Arbitration. If the Purchaser, the Seller, a Stockholder, a Purchaser Indemnitee or a Seller Indemnitee asserts that there exists a Dispute, then such Person (the "Disputing Person") will give each other party involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If such parties do not resolve any such asserted Dispute prior to the tenth business day after such notice is given, then the Disputing Person may commence arbitration pursuant to this
     Section 7.6 by giving each other party involved in such Dispute a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

               (c) Selection of Arbitrator. The Purchaser and the Seller will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the twentieth business day after the related Arbitration Notice is given, then an arbitrator which is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

               (d) Conduct of Arbitration. The arbitration will be conducted in Detroit, Michigan, under the AAA Rules, as modified by any written agreement between the Purchaser and the Seller. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the "Final Arbitration Award") is made or rendered as soon as practicable, and the parties will use reasonable efforts to cause a Final Arbitration Award to occur not later than the sixtieth day after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the Purchaser, the Seller, the Stockholders and all other Purchaser Indemnitees and Seller Indemnitees, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of any Person or to correct manifest clerical errors.

               (e) Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.

               (f) Expenses. The party or parties which do not prevail in any arbitration proceeding pursuant to this Section 7.6 will be responsible for, and will indemnify and hold harmless the prevailing party or parties against, the fees and expense of the arbitrator in connection with such proceeding. The arbitrator will be responsible for determining which party or parties are the prevailing and non-prevailing parties for purposes of this Section 7.6(f); provided that (1) if an arbitrator is unable to determine that one or more parties is/are the prevailing party or parties in the arbitration proceeding in question, then such costs and expenses will be equitably allocated by such arbitrator upon the basis of the outcome of such arbitration proceeding, and (2) if such arbitrator is unable to allocate such costs and expenses and expenses in such a manner, then the costs and expenses of such arbitration will be paid one-half by the Seller and the Stockholders, collectively, and one-half by the Buyer, collectively. As part of any Final Arbitration Award, the arbitrator shall specify the allocation of the fees and expenses of the arbitrator for purposes of this Section 7.6(f).


                                   ARTICLE 8

                               CLOSING DELIVERIES

          8.1 DELIVERIES TO THE PURCHASER. At the Closing, the Seller will deliver to the Purchaser the following items:

               (a) an opinion of Seyburn, Kahn, Ginn, Bess, Deitch & Serlin, P.C., legal counsel for the Seller, with respect to the matters set forth in Exhibit C addressed to the Purchaser, which opinion will be dated the Closing Date and will be in form satisfactory to the Purchaser's legal counsel;

               (b) an Officer's Certificate of the Seller dated the Closing Date, stating that each representation and warranty set forth in
          Article 5 is true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents;

               (c) a copy of the resolutions duly adopted by the Seller's board of directors and stockholders authorizing the

     Seller's execution, delivery and performance of the Transaction Documents to which the Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Seller;

          (d) certificates (dated not less than five (5) business days prior to the Closing) of the Secretary of State of the State of Michigan as to the good standing of the Seller in the State of Michigan;

          (e)      the Books and Records;

          (f) such a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which in the Purchaser's reasonable judgment are necessary or desirable to effect the Sale;

          (g) a Business Employees Schedule consisting of all active employees of the Seller and its Affiliates engaged in the conduct of the Business on the Closing Date, including any such employee who on the Closing Date is on a leave of absence which has been approved in accordance with the Seller's past practice (collectively, the "Business Employees"); and

          (h) such other documents relating to the transactions contemplated by the Transaction Documents as the Purchaser reasonably requests.

     8.2 CONDITIONS OF THE SELLER'S OBLIGATION. At the Closing, the Purchaser will deliver to the Seller the following items:

          (a) an Officer's Certificate of the Purchaser dated the Closing Date, stating that each representation and warranty set forth in Article 4 is true and correct in all material respects at and as of the Closing as though then made, except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents;

          (b) all instruments which in the Seller's reasonable judgment are necessary or desirable to effect the Assumption; and

               (c) such other documents relating to the transactions contemplated by the Transaction Documents to be consummated at the Closing as the Seller reasonably requests.



                                   ARTICLE 9

                                OTHER COVENANTS

          9.1 TRANSACTION EXPENSES. The Purchaser will pay and be responsible for the filing fees associated with all filings required to be made under the HSR Act in connection with the Sale and the Assumption and the fees and disbursements of the Purchaser's senior lender (including those of its legal counsel), and the fees and disbursements of the environmental consulting firm retained by GTCR in connection with the transactions contemplated by this Agreement. In addition, the Purchaser will reimburse GTCR for all fees and other out-of-pocket expenses incurred by GTCR in connection with the Purchaser's and GTCR's negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents (the "GTCR Expenses"), and the Purchaser will reimburse the Seller for an amount of the fees and expenses incurred by the Seller and the Stockholders in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents (including brokerage or investment banking fees and expenses), up to the amount of the GTCR Expenses for which the Purchaser reimburses GTCR.

          9.2 FURTHER ASSURANCES. From and after the Closing, the Seller will execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

          9.3 ANNOUNCEMENTS. Prior to the Closing, the Purchaser will not make any public announcement of or regarding this transactions contemplated by this Agreement without the prior approval of the Seller as to the timing and content of such announcement (which approval the Seller may not unreasonably withhold or delay). The Seller and the Stockholders will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay).

          9.4 FICA. The alternative procedure established in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements will be adopted by the Purchaser and the Seller for transferred employees. The Seller will, in a timely fashion, furnish the Purchaser with the information it needs to comply with this procedure.


                                   ARTICLE 10

                                  DEFINITIONS

          10.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

               "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

               "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

               "Business" means the business of the Seller as currently conducted.

               "Code" means the United States Internal Revenue Code of 1986, as amended.

               "Comerica Leases" means the Master Lease dated as of October 11, 1993 between Comerica Bank, N.A. (as assignee of Computer Leasing of Michigan Inc., a Michigan corporation) and the Seller, together with Equipment Schedules 0002, 0003 and 0004 executed and delivered thereunder.

               "Designated Stockholder" means Carey, Elland or Kowalski.

               "Environmental Affiliates" means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, the Seller.

               "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls ("PCBs"), noise or radiation.

               "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of the Seller or any Environmental Affiliate arising under any Environmental and Safety Requirement.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

               "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

               "GTCR" means Golder, Thoma, Cressey, Rauner Fund IV, L.P., and its Affiliates (other than the Purchaser).

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

               "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

               "Knowledge" means, with respect to a Person the actual knowledge of such Person (which includes the actual knowledge of all officers, directors and executive employees of such Person).

               "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

               "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien.

               "Livonia Lease" means the Lease Agreement dated September 3, 1985, between MART Associates, a Michigan co-partnership, and the Seller, as amended by the First Amendment thereto dated June 26, 1990 and the Second Amendment thereto dated January 6, 1995.

               "Livonia Property" means the premises leased to the Seller pursuant to the Livonia Lease.

               "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in
     Section 7.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to
     Article 7.

               "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that (a) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate and (b) to the best of such individual's Knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the fact stated therein not misleading.

               "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

               "Proprietary Rights" means all of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by the Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential Business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and Business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

               "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

               "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

               "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

          10.2    OTHER DEFINITIONAL PROVISIONS.

               (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. In addition, to the extent that Financial Statements were prepared in accordance with GAAP, no change in accounting principles will be made from those utilized in preparing the Financial Statements (without regard to materiality) including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.

               (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this

     Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

               (c) Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

               (d) "Including," etc. Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

               (e) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.


                                   ARTICLE 11

                                OTHER AGREEMENTS

          11.1 REMEDIES. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. Subject to Section 7.6 with respect to the forum for the resolution of claims under Section 7, the rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law (including any remedy for fraud).

          11.2 CONSENT TO AMENDMENTS. No waiver, amendment, modification or supplement of this Agreement will be binding upon the Seller or any Stockholder unless such waiver, amendment, modification or supplement is set forth in writing and is executed by the Seller. No waiver, amendment, modification or supplement of this Agreement will be binding upon the Purchaser unless such waiver, amendment, modification or supplement is set forth in writing and is executed by the Purchaser. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

          11.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement or any of the rights, interests or obligations hereunder may be (i) assigned by Seller without the Purchaser's prior written consent or (ii) assigned by the Purchaser without the Sellers' prior written consent; provided that without obtaining the Sellers' consent (a) the Purchaser may, at any time prior to the Closing, in whole or in part, assign its rights and delegate its obligations to purchase the Purchased Assets and assume the Assumed Liabilities pursuant to this Agreement to one or more of its Affiliates, and the Purchaser may, at its sole discretion, direct the Seller to convey the Purchased Assets, in whole or in part, to one or more of the Purchaser's Affiliates, (b) the Purchaser (or any permitted assignee thereof) may assign its rights under this Agreement for collateral purposes to any lender or other Person providing financing to the Purchaser or such assignee, and (c) the Purchaser (or any permitted assignee thereof) may assign its rights hereunder to any Person who acquires all or any portion of the business or assets of such assigning Person after the Closing.

          11.4 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Michigan to be applied. In furtherance of the foregoing, the internal law of the State of Michigan will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

          11.5    NOTICES.

               (a) All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, mailed by first class mail (postage prepaid) or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 11.5.

               If to the Seller or any Stockholder:

               Lason Systems, Inc.
               28400 Schoolcraft Road
               Livonia, Michigan  48150
               Attn:  Allen J. Nesbitt
                       Robert A. Yanover



               with a copy, which will
               not constitute notice to
               the Seller or any Stockholder, to:

               Seyburn, Kahn, Ginn, Bess,
                 Deitch & Serlin, P.C.
               2000 Town Center
               Suite 1500
               Southfield, Michigan  48075
               Attn:  Laurence B. Deitch


               If to the Purchaser:

               Golder, Thoma, Cressey, Rauner, Inc.
               6100 Sears Tower
               Chicago, Illinois  60606-6402
               Attn:    Bruce V. Rauner
                        Elliot W. Maluth
                 with a copy, which will
                 not constitute notice
                 to the Purchaser, to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois  60601
                 Attn:  John L. Kuehn

                 (b) Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally, on the third business day after deposit in the U.S. mail or on the business day after deposit with a reputable overnight courier service, as the case may be.

          11.6 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

          11.7 SCHEDULES AND EXHIBITS. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

          11.8 COUNTERPARTS. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

          11.9 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

          11.10 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

          11.11 MERGER AND INTEGRATION. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

          11.12 ALLOCATION OF PURCHASE PRICE. The allocation of the Purchase Price among the Purchased Assets will be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder in accordance with a Exhibit D to this Agreement (it being agreed that the allocations to current assets, current liabilities and goodwill will be adjusted, as may reasonably be agreed by the Purchaser and the Seller, to reflect the actual amounts of the current assets and current liabilities of the Seller as of the Closing Date). Such allocation will be used by the Parties in allocating the Purchase Price among the Purchased Assets as of the Closing Date and in preparing (a) Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Seller, and (b) all Tax Returns. Each of the Purchaser and the Seller will file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

          11.13 ACKNOWLEDGMENT BY THE PURCHASER. The Purchaser has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business. In determining to proceed with the transactions contem plated by the Transaction Documents, the Purchaser has relied on the results of such independent investigation and verification, the representations, warranties and covenants of Seller and the Stockholders set forth in this Agreement, and the certificates and other materials to be delivered to the Purchaser pursuant to Article 8.
     The Purchaser acknowledges that such representations and warranties constitute the sole and exclusive representations and warranties of the Seller and the Stockholders to the Purchaser in connection with the Sale and the Assumption, and the Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature and whether oral or contained in any writing other than this Agreement or any such certificate (including any representation or warranty relating to the projected or future financial condition or results of operations relating to the Business) are specifically disclaimed by the Seller and the Stockholders.


                           *      *     *     *     *

                 IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.


                                        LASON ACQUISITION CORP.


                                        By: /s/ Elliot Maluth
                                            -----------------------------

                                        Its: Assistant Secretary
                                             ----------------------------

                                        LASON SYSTEMS, INC.

                                        By: /s/ Allen J. Nesbitt
                                            -----------------------------
                                              Allen J. Nesbitt
                                              President


                                         ROBERT A. YANOVER LIVING TRUST
                                         U/A/D MAY 11, 1982


                                        By: /s/ Robert A. Yanover
                                            -----------------------------

                                        Its: Trustee
                                             ----------------------------

                                          /s/ Allen J. Nesbitt
                                          -------------------------------
                                          Allen J. Nesbitt



                                         JOSEPH JONATHAN YANOVER AND
                                         JENNIFER D. YANOVER IRREVOCABLE
                                         TRUST DATED JANUARY 5, 1993

                                        By: /s/ Laurence B. Deitch
                                            -----------------------------
                                               Laurence B. Deitch
                                               Trustee

                                         /s/ Gregory Carey
                                         --------------------------------
                                         Gregory Carey

                                         /s/ Donald L. Elland
                                         --------------------------------
                                         Donald L. Elland

                                         /s/ Richard C. Kowalski
                                         --------------------------------
                                         Richard C. Kowalski

                                   EXHIBIT A

                              STOCKHOLDERS' SHARES




                Stockholder                       Share (%)
         ___________________________________________________
         R. Yanover Trust                           40.299%

         Nesbitt                                    46.907%

         J. Yanover Trust                            6.607%

         Carey                                        .806%

         Elland                                      2.882%

         Kowalski                                    2.499%
                                                   ---------
                                                   100.000%

                                   EXHIBIT B

                         SELLER'S FINANCIAL STATEMENTS


                                 [SEE ATTACHED]

                                   EXHIBIT C

                          OPINIONS OF SELLER'S COUNSEL

               Reference is made to the Asset Purchase Agreement, dated as of January 17, 1995 (the "Agreement"), by and among Lason Acquisition Corp., a Delaware corporation, Lason Systems, Inc., a Michigan corporation (the "Seller"), and the Robert A. Yanover Living Trust u/a/d May 11, 1982, Allen
     J. Nesbitt, the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993, Gregory Carey, Donald L. Elland and Richard C. Kowalski. Capitalized terms used herein have the meanings accorded to such terms in the Agreement.

               (1) The Seller is a corporation duly organized and validly existing under the laws of the State of Michigan, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to enter into the Agreement and the other agreements contemplated thereby and to perform its obligations thereunder. The Seller is duly organized as a foreign corporation to transact business in, and is in good standing in, every jurisdiction in which the failure to so qualify could reasonably be expected to have an Adverse Effect.

               (2) Each of the Stockholders has the requisite power and capacity to enter into the Agreement and the other agreements contemplated thereby and to perform his or her respective obligations thereunder.

               (3) Each of the Agreement and the other agreements contemplated thereby has been duly authorized, executed and delivered by the Seller and each of the Stockholders who is a party thereto, and each of the Agreement and the other agreements contemplated thereby is a valid and binding obligation of the Seller and each of the Stockholders who is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors rights generally; and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

               (4) Except as set forth in the Schedule attached to this opinion letter, the execution and delivery by the Seller and the Stockholders of the Agreement and the other agreements contemplated thereby, and the fulfillment of and the compliance with the respective terms thereof by the Seller and the Stockholders do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, mortgage, security interest, charge or other encumbrance upon the Seller's assets pursuant to,
     (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Person pursuant to,
     (i) the Seller's charter or bylaws, (ii) any law, statute, rule or regulation to which the Seller is subject or (iii) any contract, agreement or instrument set forth on the Contracts Schedule to the Agreement.

                                   EXHIBIT D

                          ALLOCATION OF PURCHASE PRICE



                                [PLEASE PROVIDE]